FOR IMMEDIATE RELEASE

ANALYST CONTACT:                                              MEDIA CONTACT:
Robert J. Gagalis                                             Patti Powers
(603) 929-3493                                                (603) 929-3377


                      WHEELABRATOR TECHNOLOGIES ANNOUNCES
                ELECTION OF TWO BOARD MEMBERS AND NEW OFFICERS

                       PLANS $350 MILLION DUTCH AUCTION

             REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 1996


Hampton, New Hampshire, February 4, 1997 -- Wheelabrator Technologies Inc. today announced the election of several executives to new positions, including John M. Kehoe, Jr. as Chief Executive Officer. The Company also announced the election of two new Board members and reported earnings for the fourth quarter and full year 1996.

Mr. Kehoe, 63, has been President of Wheelabrator Technologies since 1993. He served as Vice President of Wheelabrator from 1991 to 1992 and since 1990 as the President of its Wheelabrator Environmental Systems Inc. subsidiary. Prior to joining the Company in 1975, Mr. Kehoe held senior management positions at IBM.

Elected as Board members were Paul M. Meister and Edward J. Noha. Messrs. Meister and Noha replace former directors William M. Daley, who resigned upon confirmation as the Secretary of Commerce of the United States, and Paul M. Montrone, who resigned upon his election as a director of WMX Technologies, Inc. ("WMX").

Mr. Meister, 44, is Senior Vice President and Chief Financial Officer of Fisher Scientific International Inc. He is a director of The General Chemical Group Inc., Power Control Technologies Inc. and Minerals Technologies Inc. He was Executive Vice President - Finance and Administration and a Managing Director of Wheelabrator Technologies before it became a majority-owned subsidiary of WMX in 1990. He served as a director of Wheelabrator between 1988 and 1992.

Mr. Noha, 69, has served as Chairman of the Board of CNA Financial Corporation since 1992. He previously served as Chairman of the Board and Chief Executive Officer of the CNA Insurance Companies since 1975. He is a director of Eagle Financial Corporation. His career includes 20 years with Allstate Insurance Company, which he served as Executive Vice President, Insurance Group; Executive Vice President of Allstate Enterprises, Inc.; and a member of the Allstate Board of Directors.

The Company also announced other executive changes.

Robert J. Gagalis, 42, was elected Vice President, Chief Financial Officer and Treasurer. Mr. Gagalis served most recently as Vice President - Finance for the Company's energy business. He earlier served as Wheelabrator's Director of Corporate Development and Staff Vice President of Corporate Development. He is a certified public accountant and has held a variety of financial positions with predecessors of the Company as well as other companies since 1982.

Lawrence W. Plitch, 46, was elected Vice President and General Counsel. Mr. Plitch, a member of the Company's legal staff since 1986, most recently was Vice President and General Counsel of Wheelabrator Environmental Systems Inc.

Messrs. Kehoe, Gagalis and Plitch replace Phillip B. Rooney, John D. Sanford and Herbert A. Getz, respectively, all executives of WMX.

WHEELABRATOR EARNINGS STATEMENT

For the three months ended December 31, 1996, Wheelabrator Technologies Inc. reported revenue of $245.7 million, loss from continuing operations of $17.9 million, or $.11 per share, and a net loss of $131.9 million, or $.81 per share. In the fourth quarter of 1995, Wheelabrator had revenue of $226.8 million, income from continuing operations of $10.9 million, or $.06 per share, and a net loss of $10.2 million, or $.06 per share.

For the full year 1996, revenue totaled $952.3 million, income from continuing operations was $109.5 million, or $.65 per share, and net income was $6.5 million, or $.04 per share. Full year 1995 revenue was $956.1 million, income from continuing operations was $134.3 million, or $.73 per share, and net income was $137.9 million, or $.75 per share.

Full year 1996 cash flow from operations totaled approximately $265 million, compared to $237 million the prior year. Capital expenditures including acquisitions for full year 1996 totaled approximately $122 million, compared to $50 million in 1995.

During the quarter, Waste Management International plc ("WM International"), recorded two exceptional charges. As previously announced, WM International reached agreement in December to sell its 20% interest in Wessex Water plc back to Wessex. The sale of the Wessex shares resulted in a total after-tax charge to Wheelabrator of $19.4 million, or $.11 per share. In addition, during the fourth quarter, WM International recorded a charge to write down the value of investments in several countries in Europe. These WM International writedowns resulted in a total after-tax charge to Wheelabrator of $28.5 million, or $.17 per share. Wheelabrator owns 12% of WM International directly, plus an additional 4.8% indirectly through its 40% ownership of Rust International Inc. ("Rust").

Also during the quarter, Rust began implementing plans to divest its domestic and international engineering and consulting businesses. Rust recorded a fourth quarter provision for loss on disposal of these businesses, resulting in an after-tax charge to Wheelabrator of $115.0 million, or $.68 per share. These Rust businesses are recorded as discontinued operations, and the charge is recorded as equity in provision for loss on disposal of discontinued operations.

In November, Wheelabrator completed the first step of its strategy to exit the water business by selling its water and wastewater equipment and systems manufacturing businesses to United States Filter Corporation ("U.S. Filter").

Wheelabrator and U.S. Filter subsequently entered into a letter of intent whereby U.S. Filter will acquire WEOS, Wheelabrator's water and wastewater operations and maintenance subsidiary, for approximately $77 million in U.S. Filter stock. The transaction is subject to negotiation and execution of a definitive agreement, but is currently expected to close early in the second quarter. This transaction will complete the water business divestiture. These businesses have been accounted for as discontinued operations.

In addition, during the fourth quarter the Company restructured and downsized its biosolids land application business including exiting several markets. Costs incurred in the restructuring, totaling $8.3 million, are included in operating expenses and reduced net income from continuing operations by $.04 per share.

FUTURE OUTLOOK

The Company indicated that during 1997 it anticipates generating approximately $220 million of cash flow from continuing operations, with capital expenditures estimated to be between $50 and $75 million. In light of the continued strong cash flow and limited investment opportunities available to the Company in the near term, the Wheelabrator Board of Directors increased the Company's existing share repurchase authorization of 10 million shares to a total of 30 million shares. The Company said that it anticipates initiating a "Dutch Auction" tender offer for $350 million and announcing the tender offer price range late in the first quarter, following the filing of the Company's 1996 10-K report.

The Company also indicated that the profitability of two of its facilities will be adversely impacted beginning in 1998. First, the Company's Shasta project, a 50-megawatt wood-fired power plant in Anderson, California, will reach the end of the initial 10-year fixed portion of its standard offer #4 power sales contract with Pacific Gas and Electric and will begin to receive significantly lower, avoided cost-based electric rates. Second, the Company's NYOFCO biosolids pelletizer project, located in the Bronx, New York, will reach the end of its initial five-year contract. Wheelabrator has been awarded a 15-year renewal which is subject to final negotiations. The terms of the proposed renewal are anticipated to result in lower operating profit margins. In addition, because the initial contract provides for the full recovery of invested capital during the initial five-year contract term, total revenue from the project will be substantially reduced. The Company indicated that on a combined basis these contract modifications will reduce consolidated revenues in 1998 and 1999 by approximately $44 million and an additional $31 million, respectively, and will reduce 1998 and 1999 net income by approximately $17 million and an additional $9 million, respectively.

After taking into account the impact of these developments and assuming completion of the share repurchases, the Company said that it anticipates earnings per share of between $1.20 and $1.25 per share in 1997. The Company further said that it has established an earnings per share goal of between $1.20 and $1.25 per share for 1998 and between $1.15 and $1.20 per share for 1999.

Except for historical data, the information in this press release constitutes forward-looking statements. Forward-looking statements are inherently uncertain and subject to risks. The statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors, including fluctuation in spot pricing for solid waste disposal services, unanticipated plant maintenance or repair expense, adverse weather conditions, increased project development opportunities, slowing of the overall economy, increased interest costs, the nature and timing of electric utility deregulation, adverse flow control developments and the timing and cost of the Company's stock repurchase programs. The 1997, 1998 and 1999 earnings per share goals set forth above assume average outstanding shares for 1997, 1998 and 1999 of approximately 144, 134 and 134 million, respectively.


Wheelabrator Technologies Inc., an environmental services company, is a majority-owned subsidiary of WMX Technologies, Inc., the world's leading international waste management services company.


                                   - more -

                             - tables to follow -

                WHEELABRATOR TECHNOLOGIES INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
             FOR THE THREE MONTHS ENDED DECEMBER 31, 1995 and 1996
                    (000s omitted, except per share amounts)
                                  (unaudited)


                                                    1995        1996
                                                  ---------  ----------

Revenue                                           $226,838   $ 245,723

Operating expenses                                 143,601     164,139
Selling and administrative expenses                 14,869      11,535
Interest expense                                    14,634      14,753
Interest income                                     (2,707)     (1,889)
Equity in loss of affiliates (1995 and 1996
   reduced by $25.6 million and $47.9 million,
   respectively, related to special charges
   recorded by WM International)                    21,923      44,505
Other (income) or expense, net                         878        (815)
                                                  --------   ---------
  Income from continuing operations
    before income taxes                             33,640      13,495
Income tax provision                                22,741      31,407
                                                  --------   ---------

  Income (loss) from continuing operations          10,899     (17,912)

Discontinued operations:
  Income from discontinued operations less
    applicable income taxes of $3.2
    million in 1995 and $1.8 million
    in 1996                                          6,211       1,064
  Equity income (loss) from Rust discontinued
    operations                                       2,808        (100)
  Equity in provision for loss on disposal of
    Rust discontinued operations                   (30,080)   (115,000)
                                                  --------   ---------

  Net loss                                        $(10,162)  $(131,948)
                                                  ========   =========
Weighted average common and common
  equivalent shares outstanding                    182,500     162,000
                                                  ========   =========

Earnings (loss) per common and common
  equivalent share:

  Continuing operations                           $   0.06   $   (0.11)
  Income from discontinued operations                 0.03        0.01
  Equity loss from Rust discontinued
    operations                                       (0.15)      (0.71)
                                                  --------   ---------

  Net loss                                        $  (0.06)  $   (0.81)
                                                  ========   =========

                                    - more -

                WHEELABRATOR TECHNOLOGIES INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
            FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995 and 1996
                   (000s omitted, except per share amounts)



                                                     1995        1996
                                                   ---------  ----------

Revenue                                            $956,088    $952,312

Operating expenses                                  619,403     618,779
Selling and administrative expenses                  55,794      43,949
Interest expense                                     59,916      57,514
Interest income                                      (9,761)     (6,054)
Equity in loss of affiliates (1995 and 1996
    reduced by $25.6 million and $47.9 million,
    respectively, related to special charges
    recorded by WM International)                     8,916      27,803
Other income, net                                    (3,541)     (1,081)
                                                   --------    --------
  Income from continuing operations
    before income taxes                             225,361     211,402
Income tax provision                                 91,078     101,948
                                                   --------    --------

  Income from continuing operations                 134,283     109,454

Discontinued operations:
  Income from discontinued operations less
    applicable income taxes of $10.2
    million in 1995 and $9.2 million
    in 1996                                          13,797       8,039
  Equity income from Rust discontinued
    operations                                       19,858       4,005
  Equity in provision for loss on disposal
    of Rust discontinued operations                 (30,080)   (115,000)
                                                   --------    --------

  Net income                                       $137,858    $  6,498
                                                   ========    ========

Weighted average common and common
  equivalent shares outstanding                     185,000     169,400
                                                   ========    ========
Earnings (loss) per common and common
 equivalent share:

  Continuing operations                            $   0.73    $   0.65
  Income from discontinued operations                  0.08        0.05
  Equity loss from Rust discontinued
    operations                                        (0.06)      (0.66)
                                                   --------    --------

  Net income                                       $   0.75    $   0.04
                                                   ========    ========

                                    - ### -